Lear Contact: Katya Pruett
Contact Information: 248-447-1646

Lear Announces CFO Succession Plan

Jared Fedele to Assume CFO Role Effective March 1, 2027
Jason Cardew to Retire from Lear on December 31, 2027

SOUTHFIELD, Mich., October 19, 2026 — Lear Corporation (NYSE: LEA), a global automotive technology leader in Seating and E-Systems, today announced it has appointed Jared Fedele to the position of Senior Vice President and Chief Financial Officer, effective March 1, 2027, following a robust succession-planning process. Fedele will succeed Jason Cardew, who has elected to retire after 34 years of service. Cardew will continue to serve as Chief Financial Officer through February 28, 2027. He will then serve in a non-executive capacity as Executive Advisor to Lear's senior management team through December 31, 2027, supporting an orderly transition and providing continuity on select strategic matters.

“I want to thank Jason for his exceptional leadership and contributions to Lear,” said Ray Scott, president and CEO. “Throughout his tenure as CFO, Jason has been a trusted partner who brought vision and rigor to our financial strategy and processes, built a strong global Finance organization and played an important role in positioning Lear for continued profitable growth.”

“It has been a privilege to serve as CFO of Lear, and I’m incredibly proud of what we have accomplished together,” Cardew said. “I’ve worked closely with Jared for many years, and I am confident that he has the experience, judgment and deep understanding of our business to lead our Finance organization forward. I look forward to supporting him through a smooth transition.”

During his 23-year career with Lear, Fedele has led Global Financial Planning and Analysis and held senior operational finance roles across the company. He currently serves as Vice President of Finance for Seating and E-Systems, overseeing finance for both of Lear’s operating divisions. He brings extensive insight into Lear’s global operations, including more than six years of finance leadership in Asia Pacific across two separate assignments, with significant experience in China supporting the company’s expansion in the region.

“As a Lear veteran with broad experience across our businesses, Jared is well prepared to lead our Finance organization as we continue to execute our strategy,” Scott added. “His appointment reflects the depth of leadership talent we have developed across Lear and his readiness to assume this important role. He is a proven leader with a deep understanding of our business and financial strategy and has led our response to key priorities, including tariffs and initiatives to improve profitability and drive value creation. I am confident Jared will provide strong leadership as we continue to strengthen our financial performance and create long-term value for our shareholders.”

“I’m honored to take on this role and build on the strong foundation Jason has established at Lear,” Fedele said. “Lear has tremendous opportunities ahead as we continue to invest in innovation, strengthen our competitiveness and grow with our global customers. I look forward to working with the team in this new role to advance our strategic priorities.”

About Lear Corporation
Lear Corporation (NYSE: LEA) is a global automotive leader in Seating and E-Systems. The company designs, manufactures, and delivers advanced technologies to the world’s major automakers. Building on more than 100 years of heritage, Lear is the largest U.S.-based automotive supplier, headquartered in Southfield, Michigan. Driven by a commitment to innovation, operational excellence, and sustainability, Lear’s global team of talented employees is shaping the future of mobility by developing solutions that enhance comfort, safety, and efficiency. More information is available at Lear.com.

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